Exhibit 99
SurModics Announces Departure of CEO Bruce Barclay
EDEN PRAIRIE, Minnesota — June 1, 2010 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of drug delivery and surface modification technologies to the healthcare industry, announced that Bruce J Barclay is resigning as President and Chief Executive Officer and from the Board, effective immediately. Mr. Barclay has accepted a new position in the healthcare industry, but will assist the Company in the process of transitioning to new leadership. Mr. Barclay’s last day with the Company will be June 8, 2010. The Board has appointed Philip D. Ankeny, Senior Vice President and Chief Financial Officer, as the interim Chief Executive Officer until a permanent successor is named.
“We thank Bruce for his many contributions to SurModics. Bruce has provided leadership and helped grow and diversify the Company and expand its technology portfolio during his six-year tenure. We wish him the very best in his new role,” said Robert C. Buhrmaster, Chairman of the Board of SurModics. “The Company is fortunate to have a proven leader in Phil Ankeny and an excellent management team in place to ensure continuity and a smooth transition. The Board will be thoughtful and deliberate in the selection process of a permanent CEO.”
“I am honored and excited to serve the Company in this interim capacity,” said Philip D. Ankeny, interim Chief Executive Officer, Senior Vice President and Chief Financial Officer. “Our senior management team is strong, and we will remain focused on executing against our operating plan and long range strategic plan. SurModics has significant opportunities to address unmet clinical needs in the cardiovascular, ophthalmology, pharmaceutical, biotechnology, and diagnostics markets. Our portfolio of compelling customer development programs, combined with our strong base of technologies and talented employees, position the Company favorably for long-term profitable growth.”
Mr. Ankeny joined SurModics as Chief Financial Officer in April 2003, with the additional responsibilities of Vice President, Business Development added in 2004. He was promoted to Senior Vice President and Chief Financial Officer in 2006. Prior to joining SurModics, he served as Chief Financial Officer for Cognicity, Inc. from 1999 to 2002. Mr. Ankeny’s professional experience also included leadership positions at Sherpa Partners, LLC, a venture capital and venture development firm, Robertson Stephens and Morgan Stanley. He received an A.B. degree in Economics and Engineering from Dartmouth College in 1985 and an M.B.A. from Harvard Business School in 1989.
About SurModics, Inc.
SurModics’ vision is to extend and improve the lives of patients through technology innovation. The Company partners with the world’s foremost medical device, pharmaceutical and life science companies to develop and commercialize innovative products that result in improved diagnosis and treatment for patients. Core offerings include: drug delivery technologies (coatings, microparticles, nanoparticles, and implants); surface modification coating technologies that impart lubricity, prohealing, and biocompatibility capabilities; and components for in vitro diagnostic test kits and specialized surfaces for cell culture and microarrays. SurModics is headquartered in Eden Prairie, Minnesota and its SurModics Pharmaceuticals subsidiary is located in Birmingham, Alabama. For more information about the Company, visit www.surmodics.com. The content of SurModics’ website is not part of this release or part of any filings the Company makes with the SEC.
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, such as our optimism for the long term, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including those identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
Source: SurModics, Inc.
SurModics, Inc.
Phil Ankeny, interim Chief Executive Officer, Senior Vice President and Chief Financial Officer
(952) 829-2700